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                                                                   Exhibit 10.44

                               PURCHASE AGREEMENT

ARTICLE 1 - DEFINITIONS

In the framework of this agreement, the terms used hereinafter shall have the following meanings:

ACTIVITY means the activity of distributing "One For All" products manufactured by the Universal Electronics Inc. company, conducted by the Transferor. From time to time, the activity as is stipulated herein shall mean exclusively of _____________ also conducted by the Transferor.

BUSINESS means the business involving the distribution of One For All products manufactured by Universal Electronics Inc., as run by the Transferor, including intangible and tangible assets as defined in ARTICLE 2 hereinbelow.

COMPLETION DATE means the date when the transfer, assignment of property and rights of the Business is final. The Completion Date is set at the date of execution of this business transfer agreement.

ESCROW means the Bank NSM located ______________ avenue Hoche in Paris (75008), which will fulfil the role of escrow as defined in ARTICLE 6 of this business transfer agreement.

PREMISES means those premises in which the business is run, located __________ in Fontainebleau (77300), ______________ (to be stipulated), representing a surface area of ______________ square meters.

ARTICLE 2 - BUSINESS TRANSFER - DESIGNATION

DAM hereby transfers the Business, with all the assets and property defined herein, to Universal Electronics France which accepts, under the conditions set forth herein. ______________ moreover, undertakes to fulfill all the de facto and de jure guarantees. The transfer of ownership and use of the Business shall take ipso jure effect this day.

The Business hereby transferred includes the following tangible and intangible assets:

-  the clientele and related goodwill;

- the benefits of any contracts and agreements related to contracts concluded with the Business running as defined in SCHEDULE 7;

- the merchandise on stock in the Business, as inventoried by both the Transferor and the Transferee on 24/8/00 defined in SCHEDULE 2;

- [the machinery and office equipment necessary to the running of the Business including the tools of the Firstline products and the tools for the Remote Control Protectors at bookvalue, as inventoried by both the Transferor and the Transferee on 24/8/00 defined in Schedule 1];



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--   the employment contracts concerning the personnel connected to the
     Business, as listed in Schedule 4, for which the Transferee shall be subrogated to all rights and obligations of Transferor as from the date of registration of the company One For All with the Trade and Companies Register. However, for practical purposes, the transferred employees shall be paid by the Transferee as of September 1 2000.

The Business as it presently stands, with all tangible and intangible assets defined hereabove, is an on-going concern and all the authorisations necessary for its continued activity have been obtained and are valid without any exceptions or reservations.

ARTICLE 3 - CONDITIONS

This Business transfer is consented and accepted under the usual de jure terms and conditions, namely as follows:

3.1  TRANSFEROR COMMITMENTS

-- sign any additional clauses and assignments of agreements (and policies) presently in effect and connected to the running of the Business by the Transferee as from the Completion Date,

-- cease any activity connected with the running of the Business at the Completion Date,

-- expressly agree not to exercise the option of taking an interest in, operating, managing or participating in anyway whatsoever (whether as a representative, consultant, employee, corporate officer, or otherwise) directly or indirectly, on its own behalf or on behalf of any third party, company, grouping, association or any entity, in any activity which is directly or indirectly in competition with the running of the Business and/or with products related to the product range offered by Universal Electronics Inc. at Completion Date or known by the Transferor at Completion Date or during the period the Transferor acts as a free business consultant except for the products listed in Schedule 9, in France for a period of two (2) years as from the day of Completion Date, subject to damages which would be paid to Transferee or business successors and to the closing of the Business run in violation of this clause. As consideration for the non competition undertaking provided above, the Transferee will pay to the Transferor by way of a bank wire to the nominated account of the Transferor at completion Date a total amount of fifty thousand (50,000) Euros, i.e three hundred and twenty seven thousand nine hundred and seventy eight point give (327,978.5) Francs

--   keep the corporate accounts available to Transferee for a period of three
     (3) years as from the Completion Date,

-- bear any fees and expenses owing to the Escrow holding the price amount, possible duties for cancellation of pledges, or releases of mortgages or liens of any type, striking off of any registers, consignments and price allocation,

-- bear prorata temporis the fraction of vacation pay due, end of the year bonuses, incentives, salaries, and more generally any amounts outstanding to be paid to employees in connection with the Business concerning the period prior to the



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        Completion Date, as well as payment of amounts which might be owing to employees after the Completion Date, as well as the related social security contributions, with said Transferee being authorised to offset these amounts concerned against the price for the transfer of the Business at the time of settlement of said price to Transferor.

3.2     FOR THE TRANSFEREE

- [take at the Completion Date any furnishings or movable property, equipment and installations that make up the business as listed in
        SCHEDULE 1, in the state in which they are at the Completion Date,]

- [take at the Completion Date, any merchandise making up the Business, a list of which is given in SCHEDULE 2, in the state in which it is found at Completion Date,]

- continue and take in charge as from Completion Date, those contracts which have been transferred in connection with the running of the Business, (as well as any insurance policies which may have been taken out for the purposes of said Business); notwithstanding, however, provisions to the contrary, the Transferee in compliance with the July 12, 1930 law article 19 paragraph 2, retains the option of having the right to cancel the insurance policy or policies in progress providing it immediately subscribes to a new insurance policy with insurance companies of a financially sound reputation,

- bear, as from Completion Date, all of the city and public order taxes to which the Business is subject, as well as pay any contributions of any kind incumbent upon that Business, and to be personally responsible for any gas, electric, water and telephone utilities contracts.

ARTICLE 4 - PRICE

4.1     TERMS AND CONDITIONS DEFINING THE BUSINESS TRANSFER PRICE

The Business transfer price, not including the merchandise related thereto represents a total amount of (one million eleven thousand two hundred and sixty five (1,011,265) Euros, i.e six million six hundred and thirty three thousand four hundred and sixty three point six (6,633,463.6) French francs, allocated as follows:

- nine hundred and forty nine thousand four hundred and twenty one (949,421) Euros, i.e, six million two hundred and twenty seven thousand seven hundred and ninety three point fifty five (6,227,793.55) Francs for the intangible assets referred to in ARTICLE 2 hereinabove

- sixty one thousand eight hundred and forty four (61,844) Euros, i.e four hundred and five thousand six hundred and seventy point zero five (405,670.05) francs for the tangible assets referred to in ARTICLE 2 hereinabove

[The transfer price of the merchandise that belongs to the Business represents a French Franc amount, taxes not included of FF 6.224.232,60].

The above mentioned price allocation is solely for the purpose of compliance with the provisions of article 1 of March 17, 1909 law and the Transferor and the Transferee covenant


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by mutual agreement that this price allocation shall under no circumstances give right to any consequence or claim regarding the valuation of the assets taken separately.

4.2     TERMS AND CONDITIONS FOR PAYMENT OF THE BUSINESS TRANSFER PRICE

(i) The transfer price of the intangible and tangible assets of the Business referred to in ARTICLE 2 hereinabove paid today by the Transferee to:

        - the Escrow by way of bank wire, for an amount of five hundred thousand (500,000) Euros, i.e. three million two hundred and seventy nine thousand seven hundred and eighty five (3,279,785) French Francs, (hereinafter referred to as the "Portion of transfer price payable on account to the escrow")

        - the Transferor's nominated account by way of a bank wire for an amount of one hundred and sixty one thousand two hundred and sixty five (161,265) Euros, i.e. one million fifty seven thousand eight hundred and twenty nine point one (1,057,829.1) French Francs,

        The balance of the transfer price corresponding to the intangible assets [and tangible assets] of the Business, i.e. three hundred fifty thousand (350,000) Euros or two million two hundred and ninety five thousand eight hundred and forty nine point fifty (2,295,849.50) French Francs, will be paid by the Transferee to the Transferor according to the following terms and conditions:

        - thirty seven thousand five hundred (37,500) Euros (i.e. two hundred and forty five thousand nine hundred and eighty four (245,984) French Francs) as at December 1, 2000, March 1, 2001, June 1, 2001 and September 1, 2001

        - fifty thousand (50,000) Euros (i.e. three hundred twenty seven thousand nine hundred and seventy eight point fifty (327,978.50) French Francs) as at December 1, 2001, March 1, 2002, June 1, 2002 and September 1, 2002.

(ii) [The transfer price for the merchandise belonging to the Business referred to in ARTICLE 2 will be paid by the Transferee to the Transferor at Completion Date, after deduction of the amounts referred to in paragraph 3.1 [and, after off-setting of the amounts due by Transferor to Transferee by virtue of the "Receivables on Contracts in Progress].

ARTICLE 5 - REPRESENTATIONS AND WARRANTIES

5.1     THE TRANSFEROR REPRESENTS AND WARRANTS THAT:

Transferor represent and warrants to Transferee the following, with it being stipulated that the representations and warranties are an essential factor in the consent of the Transferee to the acquisition of the Business as defined in
ARTICLE 2 herein above.

5.1.1   TRANSFEROR FINANCIAL POSITION

The corporate accounts of the DAM Company regarding the most recent financial year ended June 30, 1999, a copy of which is given in Schedule 6 have been established in conformity with the generally accepted accounting principles of France. These principles have been

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applied in an on-going manner. These accounts are an exact reflection of the actual financial position of the DAM Company at the closing of the most recent financial year.

The corporate accounts have been kept in compliance with standard practices and give an accurate account of the business financial standing; all of the financial information regarding the Business has been communicated to Transferee; this information has been prepared in compliance with the standard and acceptable trade and accounting practices and are neither incorrect nor likely to be misleading in any way.

At this time, the Transferor is not likely to be nor has said Transferor ever been in a state of default on payments, court ordered financial recovery or bankruptcy proceedings. Transferor has never been in a position of insolvency or inability to pay its debts and no court ordered receiver or negotiater has ever been appointed to manage the DAM company. There has been no "bankruptcy alert procedure", whether in application of the March 1, 1984 law or any other texts applicable intended to prevent financial difficulties for the DAM company, and the latter has never entered into nor is it about to enter into any such procedure.

5.1.2   BUSINESS OWNERSHIP

Transferor is the lawful owner, without contest, restriction, reservation or any obstacle whatsoever of the Business which it has created; Transferor represents and warrants that the Business has never been entrusted into a management lease situation and more generally that no third party has ever held any right whatsoever on the Business likely to enable such a third party to claim all or part of the ownership or the right to run the Business.

The Business has not been subject to any registration of pledge whatsoever as certified by the statement of preferential rank or any other type of lien obtained as of today from the clerk of the Montereau commercial court.

The transfer of the Business is not in contradiction with any of the obligations of the DAM company.

There is no prohibition of an administrative court or any other type to the running of the Business or its transfer.

More generally, there is nothing which is in opposition to the Transferee having unencumbered enjoyment of ownership of the Business as from Completion Date.

5.1.3   ASSETS MAKING UP THE BUSINESS

(i)     EQUIPMENT AND FURNITURE

        The equipment and furniture transferred under the terms of this agreement are free of any pledge, surety or restriction of use or of any other charge whatsoever.

(ii)    [MERCHANDISE

        The Business consists of merchandise in sufficient quantity and of good and marketable quality; this merchandise is not subject to any lien, pledge, preferential,

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          rank and more generally to any surety; this merchandise may be used in the standard normal Business activities].

(iii)     EMPLOYMENT CONTRACTS

          There are no other employees contributing to the running of the Business other than those whose names and employment contracts are listed in SCHEDULE 4. In this respect, the Transferor shall expressly indemnify the Transferee for full damages which could be incurred in case of inaccuracy of this representation.

          The employees connected to the Business are subject to the following collective bargaining agreement: Whole sale ("Commerce de gros").

          With the exception of the application of the above mentioned collective bargaining agreement, the employees are not entitled to any specific benefits, whether in kind or on an exceptional basis, nor are they entitled to payment of any pensions or any other severance pay for departures due to any reasons whatsoever.

          None of the employees connected to the Business have served notice of resignation nor have they received notice of dismissal, nor are there any dismissal proceedings being notified. There is no amount due to any of these employees by virtue of a dismissal or a resignation. Social security contributions owed by virtue of salaries paid to these employees have been duly paid in a timely manner.

(iv)      CONTINUITY OF CONTRACTUAL RELATIONS

          The transfer of the Business will have no impact on on-going contractual relations of the Business for which the Transferor guarantees namely to Transferee the free transfer thereof, to the latter's benefit.

          Any trade transactions have been made by the Transferor under normal operating conditions of the Business at ARM'S LENGTH, without any illicit discrimination.

          No contracts have been entered into in connection with the running of the Business other than those listed in SCHEDULE 7.

(v)       INSURANCE POLICIES

          The running of the Business is sufficiently and appropriately insured with an insurance company having a reputation of solvency covering the property making up the Business and the risks to which the Business may be exposed as well as the employees related thereto namely as regards civil liability. A list of the insurance policies is given in SCHEDULE 8.

          Transferor is up to date in payment of all premiums and has complied with all formalities required for these insurance policies. These policies are in conformity with the provisions of the lease indicated in SCHEDULE 8.



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        The running of the Business has not been subject to any loss of a nature such that it would entail a slowing down of the normal continuance of business activity, or entail a material increase of premiums or excess deductible amounts.

(vi)    DISPUTES

        Running of the Business has not given rise to any court cases, litigation, disputes or arbitration, whether as plaintiff or defendant [with the exception of a case with (i) the AUCHAN company described in SCHEDULE ___ for which Transferor undertakes to be fully responsible regarding all costs in connection with the follow-up of this case as well as make payment for any amounts which would be owed by the Transferee as a result of this dispute] and (ii) M6/Australian for which the outcome will be respected by both parties except for the part of the court decision for expenses allowance which will be 100% for the benefit of the Transferee since he has paid all the expenses for legal advise.

        There is no procedure, action, or any claim of any nature whatsoever, nor is there about to be any such event by virtue of the running of the Business by the Transferor, action against the Transferor, or against any party whose action would be likely to involve the liability of the Transferor. There is no likelihood of any such action, procedure or claim taking place.

(vii)   LEASE

        The lease indicated in SCHEDULE 3, which namely concerns the Premises has been amended by a rider dated 18/8/00, which is indicated in
        SCHEDULE 3 to this Business Transfer Agreement, in order to exclude said Premises from the lease as from the Completion Date. Therefore, at this time, the Transferor is no longer bound by any lease whatsoever with regard to the Premises.

(viii)  TAX REGULATIONS

        All taxes, contributions, duties and other legal charges or contractual charges regarding the running of the Business by the Transferor have been fully paid by said Transferor.

5.2     TRANSFEREE REPRESENTATIONS AND WARRANTIES

The Transferee represents and warrants the following:

(i) The Transferee represents that all of the conditions for qualified running of the business have been fulfilled.

(ii) The Transferee has never been subject to any court sentence or civil suit sanctions of a nature that would prohibit the running of the Business.

(iii) The Transferee shall be solely responsible all for contracts and insurance policies related to the Business as from the Completion Date such that the Transferor shall be held harmless.


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(iv)   The Transferee will pay all the direct and indirect charges of its running of the Business as from the Completion Date. In particular, said Transferee will pay as from said date the taxes, duties, contributions, business licence fees and other charges of any nature whatsoever related to the running of the Business which could arise as from the Completion Date.

5.3    REPRESENTATIONS ACCORDING TO THE JUNE 29, 1935 LAW (ARTICLE 12)

The Transferor represents as follows in compliance with the June 29, 1935 law:

(i)    ORIGIN OF TITLE

The Transferor represents that it is the owner of the Business and had created it as of October 19, 1992, date when it entered into an agreement with Universal Electronics Inc. concerning exclusive distribution of products for the French territory.

(ii)   LEASE

It is pointed out that the Premises are no longer the subject of any lease granted to Transferor.

The Premises where necessary will be the subject of the new lease to be granted by DAM SA company to the benefit of the Transferee.

(iii)  TURNOVER AND TRADING PROFITS

The Transferor represents that as regards turnover and trading profits, and according to tax returns and accounting documents submitted, the turnover for the running of the Business has been for the preceding three financial years:

- Financial year ended on June 30, 1998: 23,991,337 FRF
- Financial year ended on June 30, 1999: 19,106,177 FRF
- Financial year ended on June 30, 2000: 21,400,000 FRF
From July 1, 2000 to the Completion Date: 2,768,000 FRF

Trading profits realised during the same period represent:

- Financial year ended on June 30, 1998: 2,445,423 FRF
- Financial year ended on June 30, 1999: 2,344,801 FRF
- Financial year ended on June 30, 2000: 2,380,000 FRF
From July 1, 2000 to the Completion Date: 304,480 FRF

The parties hereby review and approve all of the accounting documents for the preceding three financial years as well as the inventory which has been drawn up and for which each of the parties represents having a copy.

ARTICLE 6 - ESCROW

The Portion of the Price Payable on Account to the Escrow has been paid today by the Transferee to the Escrow by bank wire for an amount of five hundred thousand (500,000)


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Euros, i.e. three million two hundred and seventy nine thousand seven hundred and eighty five (3,279,785) French Francs to the order of the Escrow.

The Parties acknowledge that the total amount of interests generated by the Portion of the Price Payable on Account to the Escrow will be paid by the Escrow to the Transferor at the end of the period for any creditor opposition to the transfer.

The Portion of the Price Payable on Account to the Escrow cannot be paid by the Escrow to the Transferor without the presence and cooperation of the Transferee and this cannot take place until the end of the period for any creditor opposition to the transfer and upon substantiating documents submitted by the Transferor regarding:

1.    the striking off from of any records of encumbrances on the Business,

2.    the withdrawal of any oppositions which may have been made,

3. the payment of any direct and indirect taxes which could be owing by the Transferor prior to or because of the transfer of the Business,

4. the settlement of any amounts which could be owing to the URSSAF, the ASSEDIC by the Transferor and, more generally, to any agencies responsible for the collection of taxes and other specific taxes,

      all in such a way that the Transferee is held harmless at all times from any court action taken by possible creditors of Transferor and is not subject in any way to any prejudice in the running of the Business.

The Transferor and the Transferee entrust the Escrow with the irrevocable assignment of settling any outstanding payments owed to creditors of the Transferor, after the end of the period for opposition and according to the rank conferred upon them by law, except for unsettled claims with Universal Electronics Inc. company or any related companies in connection with the previous distribution agreement.

In case of insufficient amount to pay creditors of a preferential rank who may have opposed the transfer and after failure to reach an out of court settlement regarding the price allocation, failing the parties being able to do so, at the end of a period of 3 months as provided by article 19 of the June 29, 1935 law, the Escrow will be able to petition the presiding judge of the court of commerce for an interim decision under a summary proceeding, to be released from the assignment of Escrow into the hands of whomsoever it shall concern.

ARTICLE 7 -- PRICE ALLOCATION

The Escrow will be released from its assignment:

(i)   if there are no creditors:

      by making payment of the price to the Transferor, at the end of the legal period for creditor oppositions and after submission by said Transferor of substantiating documents proving payments of the taxes owed by the latter as indicated herein above.


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(ii) if there are creditors:

- either by settlement of their respective debts, in conformity with the law, and payment to Transferor of the available balance,

- or by the payment of the amount, held in escrow, into the hands of the party appointed by the presiding judge ruling under the summary proceeding, accounting to the conditions stipulated herein above.

The fees for the Escrow and possibly for the price allocation shall be at the charge of the Transferor and calculated according to the method which follows:

-    escrow fees:

-    allocation fees:

ARTICLE - FORMALITIES

The Transferee shall ensure that the legal announcement and registration formalities resulting from the establishment of this agreement are carried out within the legal time period set forth, under the March 17, 1909 law.

If the carrying out of the legal announcement formalities reveals any restrictions and/or oppositions on the Business or regarding the price of this transfer made by claimants, then the Transferor shall undertake to bear all the charges necessary to withdraw said oppositions within a thirty (30) day period following receipt of such oppositions served to its elected domiciliation as indicated herein below.

ARTICLE 9 - WAIVER WITH REGARD TO THE PARTY DRAFTING THIS DOCUMENT

The parties acknowledge that they have not asked the party drafting this Business Transfer Agreement to verify the accuracy of the representations made by the Transferor according to the terms of this agreement and in this respect, they release the party drafting this agreement from any liability by virtue of other facts which may arise subsequent to this agreement regardless of their nature and their scope.

ARTICLE 10 -- DECLARATION OF SINCERITY

The Parties have been informed by the party drafting this agreement and acknowledge that they are aware of sanctions applicable in case of inaccurate on intentionally misleading information regarding transfer prices, or regarding wrongful representation of sincerity or of the State's preemptive right on Business assets sold.

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The Transferor and Transferee represent and warrant, under penalties provided by article 1938 of the French tax code and by article 8 of the law of April 8,1915 that this transfer agreement stipulates the total amount of the agreed price at the Date of Completion.

ARTICLE 11 -- VAT REGISTRATION

The parties require registration of this Business Transfer Agreement.

For the purposes of registration, it is stipulated that to the knowledge of the Transferor, there is no liability in connection with the financing of the assets transferred.

The Transferee undertakes to subject all future transfers of assets to VAT tax and to perform, as necessary all formalities provided under articles 210 and 215 of Annex II of the French Tax Code as would have been required if the Transferor had continued to use such assets.

ARTICLE 12 -- ONE FOR ALL MERCHANDISE NOT TRANSFERRED TO THE TRANSFEREE

The parties acknowledge that the One For All merchandise, listed hereafter, which were not transferred by the Transferor in the framework of this business transfer agreement and thereby remaining the property of the Transferor, may only be transferred to the current clients of the Business after notification to the Transferee in case this could affect the relationship between clients and the Transferee and under the further condition that such products are only sold on behalf of DAM and this without warranty being given by the Transferee or related company. The Transferor will be held solely liable for any defects in such products and other obligations related thereto. It is agreed that the products not transferred shall henceforth be deemed to be manufactured by the Transferor.

ARTICLE 13 -- ELECTION OF DOMICILE

For the performance of this agreement and its subsequent terms, the Parties elect domicile at their respective registered offices as indicated herein above.

For receipt, notification and payment of claims made by creditors on transfer price, correspondence and return of documents, the parties elect domiciles at Fontainebleau.

ARTICLE 14 -- JURISDICTION

The parties covenant that for any dispute arising over this agreement the Montereau Commercial Court shall be the competent jurisdiction.


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ARTICLE 15 -- COSTS AND POWERS OF ATTORNEY

Duties, expenses and fees incurred in the setting up and performance of this agreement, including registration fees, shall be borne by the Transferee who undertakes to ensure their payment.


ARTICLE 16 -- SCHEDULES

Schedule 1: list of equipment and furniture
Schedule 2: list of merchandise
Schedule 3: lease and rider to this lease agreement
Schedule 4: list of employees connected with the Business
Schedule 5: list of agreements in the process of being transferred
Schedule 6: Transferor's corporate accounts
Schedule 7: contracts and agreements connected with the running of the Business for which the term extends beyond December 31, 2000.
Schedule 8: list of insurance policies.
Schedule 9: list of products not purchased by the Transferee


Established in 25/8/00.
               ------------

On FONTAINEBLEAU.
   ------------------------
In 2 originals
   -

For the DAM Company                    /s/ LOUIS RADEMAKERS
Mr. Didier Briad                       -----------------------------------------
/s/ DIDIER BRIAD                       Mr. Louis Rademakers acting for and on
                                       behalf of the company One For All in the
                                       process of being incorporated.


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